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Exhibit 5.10

February 25, 2021

Almaden Minerals Ltd.
Suite 210, 1333 Johnston Street,
Vancouver, British Columbia
V6H 3R9

Dear Sirs/Mesdames:

Re:	Almaden Minerals Ltd.—Registration Statement on Form F-10

        We refer to the registration statement on Form F-10 (File No. 333-252171) (the "Registration Statement") of Almaden Minerals Ltd. as amended, filed with the United States Securities and Exchange Commission.

        We hereby consent to the reference to our firm name under the heading "Enforceability of Certain Civil Liabilities" in the prospectus filed as part of the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Yours truly,

/s/ "Borden Ladner Gervais"

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  Exhibit 5.10